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                                                                     EXHIBIT 5.1


                          [VINSON & ELKINS LETTERHEAD]

                                January 6, 2000



Vista Energy Resources, Inc.
550 West Texas Avenue
Suite 700
Midland, Texas 79701

Ladies and Gentlemen:

         We have acted as counsel for Vista Energy Resources, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Securities Act"), of (i) 12,275,495 shares (the "Common Shares") of common stock, par value $.01 per share, of the Company and
(ii) 3,979,372 shares (the "Preferred Shares" and together with the Common Shares, the "Shares") of Series A 6% Convertible Preferred Stock of the Company, pursuant to the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on December 10, 1999, (the "Registration Statement").

         In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise, of such documents and records of the Company and such statutes, regulations and other instruments as we have deemed necessary or advisable for purposes of this opinion, including
(i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Bylaws of the Company and (iv) the Agreement and Plan of Merger dated as of October 8, 1999 among the Company, Prize Energy Corp., a Delaware corporation, and PEC Acquisition Corp., a Delaware corporation (the "Merger Agreement").

         We have assumed that (i) all information contained in all documents reviewed by us is true, correct and complete, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering originals or copies of documents examined by us were competent to execute and deliver such documents.

         Based on the foregoing and having due regard for the legal considerations we deem relevant, we are of the opinion that (i) the Shares that are issuable pursuant to the Merger Agreement, when issued in accordance with the terms of the Merger Agreement, will be validly issued by the Company, fully paid and non-assessable and (ii) those Common Shares that are issuable pursuant to the Preferred Shares upon conversion of the Preferred Shares, when issued in accordance with the terms of the Preferred Shares, will be validly issued by the Company, fully paid and non-assessable.



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Vista Energy Resources, Inc.
January 6, 2000
Page 2


         This opinion is limited in all respects to the laws of the State of Texas, the Delaware General Corporation Law and the federal laws of the United States of America.

         This opinion letter may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to us under the caption "Legal Matters" in the Registration Statement as having passed on the validity of the Shares. In giving this consent, we do not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.


                                           Very truly yours,


                                           /s/ VINSON & ELKINS L.L.P.